Exhibit 99.1

THE SCO GROUP ANNOUNCES SECOND QUARTER 2004 RESULTS
CONSISTENT WITH EXPECTATIONS

LINDON, Utah—June 10, 2004—The SCO Group, Inc. (NASDAQ: SCOX), owner of the UNIX operating system and a leading provider of UNIX-based solutions, today reported revenue of $10,137,000 for the quarter ended April 30, 2004.  While current quarter revenue is down from revenue of $21,369,000 from the comparable period of the prior year, this is primarily the result of a lack of SCOsource licensing revenue.  SCOsource revenue was $8,250,000 in the second quarter of fiscal year 2003.  Revenue for the first two quarters of fiscal year 2004 was $21,529,000 compared to revenue for the first two quarters of fiscal year 2003 of $34,909,000.

For the second quarter of fiscal year 2004, we reported a net loss applicable to common stockholders of $14,959,000, or $1.06 per diluted common share.  This compared to net income reported in the comparable period of the prior year of $4,500,000, or $0.33 per diluted common share.  The net loss from operations for the second quarter of fiscal year 2004 was $9,407,000 and included a charge of $682,000 for general and administrative costs related to streamlining our UNIX business operations and a charge of $2,139,000 related to the impairment of goodwill and intangible assets.  Exclusive of these charges, the net loss from operations would have been $6,586,000.

For the first two quarters of fiscal year 2004, we reported a net loss applicable to common stockholders of $17,212,000, or $1.23 per diluted common share, compared to net income of $3,776,000, or $0.29 per diluted common share for the first two quarters of fiscal year 2003.  Despite the net loss reported for the second quarter and first two quarters of fiscal year 2004, our cash and available-for-sale securities position remained strong at April 30, 2004 totaling $61,346,000.

“Our revenue for the second quarter was consistent with our expectation and we also incurred significant expenses for the impairment of goodwill and intangibles and for the exchange of our Series A-1 Convertible Preferred Stock.  Both of these charges negatively impacted our second quarter results,” said Darl McBride, President and CEO.  “As the company looks forward to the last two quarters of fiscal year 2004 we are committed to increasing shareholder value through profitable operations and increasing cash flow from our UNIX division as well as remaining focused on our intellectual property lawsuits and licensing strategies.”

Financial Outlook

The following financial outlook reflects expected contributions from our UNIX and SCOsource divisions.  These statements are forward looking and actual results may differ materially. See the discussion of certain risks and uncertainties related to this financial outlook at the end of this release under “Forward-Looking Statements.”

For our third fiscal quarter ending July 31, 2004, we currently expect total revenue to be in the range of $10,000,000 to $12,000,000.

Operating expenses for the third quarter of fiscal year 2004 relating to our UNIX division are anticipated to decrease from the second quarter of fiscal year 2004 and comparable quarters of the prior year as we continue our focus on UNIX division operating profitability.  Expenses associated with our SCOsource division are anticipated to continue at approximately the current level as we continue to protect our UNIX intellectual property and aggressively pursue our legal claims through the court system.

Agreement to Retire Series A-1 Convertible Preferred Stock

As previously announced on June 1, 2004, we have reached an agreement with BayStar Capital II, L.P. to repurchase and retire all 40,000 shares of Series A-1 Convertible Preferred Stock currently held by BayStar.  The preferred stock will be retired through the payment of $13,000,000 in cash and the issuance of 2,105,263 shares of our common stock, payable and issuable upon closing which is contingent upon the effectiveness of a shelf registration statement covering the resale of the common shares.  Once the transaction with BayStar is complete, we anticipate our outstanding common shares to increase from approximately 15,326,000 to 17,431,000.  We believe that the repurchase transaction with BayStar will benefit the Company and our shareholders.  After the cash payment to BayStar, we believe we will still have sufficient cash reserves to effectively pursue our intellectual property claims.

Conference Call

As previously announced, we will host a conference call at 11:00 a.m. EST today, June 10, 2004, to discuss our second quarter 2004 results.  To participate in the teleconference, please call (800) 795-1259 or (785) 832-0326, confirmation code 431766, approximately five minutes prior to the time stated above.  A listen-only Web cast of the call will be broadcast live with a replay available the following day.  The Web cast and replay may be accessed from http://ir.sco.com/medialist.efm.

Forward-Looking Statements

This press release, particularly the “Financial Outlook” section, contains forward-looking statements representing our current expectations and beliefs, including, among other things: (i) the expectation that we will continue to focus on our SCOsource initiatives; (ii) our intention to operate profitably and increase cash flow from our UNIX business; (iii) expected consolidated revenue in the third quarter of fiscal year 2004 of $10,000,000 to $12,000,000; (iv) the expectation that expenses related to our UNIX business will decrease for the third quarter compared to the second quarter of fiscal year 2004 and comparable quarters of the prior year; (v) the expectation that expenses related to our SCOsource division for the third quarter of fiscal year 2004 will continue at approximately the same level incurred during the second quarter of fiscal year 2004; and (vi) the expectation that the BayStar repurchase transaction will close, our anticipation that the number of our outstanding shares of common stock will increase from approximately 15,326,000 to 17,431,000, our belief that the repurchase transaction will benefit our shareholders, and our belief that we will have sufficient cash reserves to effectively operate our UNIX division and pursue our intellectual property claims.  These forward-looking statements and related assumptions are subject to risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements contained herein.  These risks and uncertainties include, without limitation: (a) risks that we will not be successful in our efforts to protect and enforce our intellectual property rights; (b) risks that our core UNIX business may continue to decline; (c) risks that we will face increasing competition from competing providers of operating system products and services, particularly Linux; (d) risks that the U.S. and international economic and political conditions will worsen and adversely affect technology purchases; (e) risks that our SCOsource licensing initiatives will yield fewer licenses or less licensing revenue than anticipated or that such licensing revenue will not be generated when or in amounts currently anticipated; (f) risks that we will require more capital than anticipated and that such capital may not be available; (g) risks that the BayStar repurchase transaction may not close and relations with BayStar may deteriorate; and (h) other risks and uncertainties set forth in our filings with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date hereof, and we undertake no obligation to update such forward-looking statements after the date hereof.

About SCO

The SCO Group, Inc. (Nasdaq: SCOX - News) helps millions of customers in more than 82 countries to grow their businesses everyday.  Headquartered in Lindon, Utah, SCO has a worldwide network of more than 11,000 resellers and 4,000 developers.  SCO Global Services provides reliable localized support and services to partners and customers.  For more information on SCO products and services, visit http://www.sco.com.

SCO and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX is a registered trademark of The Open Group. All other brand or product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

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SCO Reports Fiscal 2004 Second Quarter Results

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	April 30, 2004	October 31, 2003
Assets:
Cash and cash equivalents	$45,696	$64,428
Restricted cash	3,203	2,025
Available-for-sale securities	15,650	4,095
Accounts receivable, net	6,811	9,282
Other current assets	2,531	2,450
Total current assets	73,891	82,280
Property and equipment, net	872	1,148
Goodwill and intangibles, net	6,767	10,452
Other assets	1,347	1,072
Total assets	$82,877	$94,952
Liabilities:
Accounts payable	$2,831	$1,978
Accrued payroll and accrued expenses	10,993	8,506
Accrued compensation to law firms	7,956	10,556
Deferred revenue	7,554	5,501
Derivative related to Series A convertible preferred stock	—	15,224
Other current liabilities	5,001	3,347
Total current liabilities	34,335	45,112
Long-term liabilities	535	508
Minority interest	—	145
Convertible preferred stock	45,065	29,671
Stockholders’ equity	2,942	19,516
Total liabilities and stockholders’ equity	$82,877	$94,952

SCO Reports Fiscal 2004 Second Quarter Results

Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended, April 30,
	2004	2003	2004	2003

Products revenue	$8,415	$11,122	$18,127	$22,212
Services revenue	1,711	1,997	3,371	4,447
SCOsource licensing revenue	11	8,250	31	8,250
Total revenue	10,137	21,369	21,529	34,909
Cost of products revenue	901	1,206	1,789	2,392
Cost of services revenue	1,073	1,778	2,395	3,470
Cost of SCOsource licensing revenue	4,484	2,163	7,924	2,163
Total cost of revenue	6,458	5,147	12,108	8,025
Gross margin	3,679	16,222	9,421	26,884
Operating expenses:
Sales and marketing	4,698	6,051	9,719	12,491
Research and development	2,868	2,542	5,575	5,192
General and administrative	2,392	1,462	4,586	3,112
Restructuring charges (reversals)	—	136	—	(116)
Loss on impairment of long-lived assets	2,139	—	2,139	—
Amortization of intangibles	593	700	1,380	1,400
Stock-based compensation	396	406	598	618
Total operating expenses	13,086	11,297	23,997	22,697
Income (loss) from operations	(9,407)	4,925	(14,576)	4,187
Equity in income (loss) of affiliates	37	(75)	74	(100)
Other income (expense), net	2,422	(48)	6,185	(4)
Income (loss) before income taxes	(6,948)	4,802	(8,317)	4,083
Provision for income taxes	(966)	(302)	(1,094)	(307)
Net income (loss)	(7,914)	4,500	(9,411)	3,776
Dividends on convertible preferred stock	(7,045)	—	(7,801)	—
Net income (loss) applicable to common stockholders	$(14,959)	$4,500	$(17,212)	$3,776
Basic net income (loss) per common share	$(1.06)	$0.39	$(1.23)	$0.33
Diluted net income (loss) per common share	$(1.06)	$0.33	$(1.23)	$0.29
Weighted average basic common shares outstanding	14,100	11,561	13,960	11,402
Weighted average diluted common shares outstanding	14,100	13,663	13,960	13,145

SCO Reports Fiscal 2004 Second Quarter Results

Reconciliation of GAAP Net Income (Loss) from Operations
to Pro Forma Net Income (Loss) from Operations
(in thousands)

	Three Months Ended April 30,		Six Months Ended April 30,
	2004	2003	2004	2003

GAAP net income (loss) from operations	$(9,407)	$4,925	$(14,576)	$4,187
General and administrative*	682	—	682	—
Loss on impairment of long-lived assets	2,139	—	2,139	—
Pro forma net income (loss) from operations	$(6,586)	$4,925	$(11,755)	$4,187

*Charge related to streamlining of UNIX business operations included in general and administrative